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                                                                   EXHIBIT 99.4


August 11, 2000



Dear Valued Customer:


In November 1999, BI announced that we planned to seek strategic alternatives to increase the value of the Company to you and our other stakeholders. We are pleased to inform you that BI has been successful in this endeavor.

BI today announced that it has entered into a definitive merger agreement providing for the acquisition of BI by an investor group led by Kohlberg & Company. This transaction, when completed, means BI continues as an independent company, 100% dedicated to the corrections market as we have been in the past. It also means we will no longer be a company whose stock is traded publicly.

BI's strategy continues to call for substantial expansion of its Electronic Monitoring and Community Correctional Services businesses. Becoming a private company will allow BI to focus on long-term growth. As mentioned previously, BI will continue to operate independently and there will be no change in the Company's organizational structure, culture, or management as a result of this transaction.

In pursuing this transaction, Kohlberg & Company recognized and appreciated the inherent value in our company, and they see the opportunity to expand substantially our impact on the corrections market. We found an excellent partner in Kohlberg & Company and the management team at BI is unanimously in favor of this merger. There is no doubt that our customers will ultimately benefit from this transaction.

Kohlberg & Company is a privately owned investment firm with a diverse portfolio of 12 companies in a variety of industries. The firm is one of the most widely-known U.S. private equity firms, and throughout its history it has focused on investing in high quality, stable companies with consistent cash flows. Kohlberg has been highly
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successful in helping their portfolio companies build better businesses while creating long-term value for customers and other stakeholders.

As you know, BI is, and continues to be, the corrections company that pioneered electronic monitoring and now provides the criminal justice field with the most comprehensive tools to supervise and treat offenders living in our communities. Our technology, treatment and supervision services are provided to more than 2000 government agencies in the United States, Netherlands, South Africa, Switzerland, Singapore, South Australia, Canada and Puerto Rico.

Most importantly, BI is honored to have you as our customer. Please know (and you have my personal assurance) that our Company continues to view our customers as "royalty". In this day and age, there are very few constants! But this is one you can count on!

If you have any questions about any of this, please do not hesitate to ask your BI Account Representative or feel free to call me directly.


Finally, thank you for your business. We truly appreciate it.


Kind regards,


David J. Hunter
President and CEO
BI Incorporated


                   NOTICE TO ALL RECIPIENTS OF THIS MATERIAL

The foregoing constitutes preliminary information relating to a proposed tender offer for the shares of common stock of BI Incorporated. This material is neither an offer to purchase nor a solicitation of an offer to sell shares of BI. At the time the offer is commenced, the acquiring entity will file a Tender Offer Statement and BI will file a Solicitation/Recommendation Statement with the U.S. Securities and Exchange Commission with respect to the offer. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement will contain important information which should be read carefully before any decision is made with respect to the offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all shareholders of BI, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed with the Commission) and the Solicitation/Recommendation Statement will also be available at no charge on the Commission's website at www.sec.gov.